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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         ------------------------------

                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934




                               Maxtor Corporation
           ----------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                 Delaware                                        77-0123732
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(State of incorporation or organization)                      (I.R.S. Employer
                                                             Identification No.)


211 River Oaks Parkway, San Jose, California                        95134
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  (Address of principal executive offices)                        (Zip Code)



        Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each class                          Name of each exchange on which
     to be so registered                          each class is to be registered
     ---------------------                        ------------------------------

            None                                               None


        Securities to be registered pursuant to Section 12(g) of the Act:

                          Common Stock Purchase Rights
--------------------------------------------------------------------------------
                                (Title of Class)


             This Form 8-A/A, including exhibits, contains 5 pages.
                     The Exhibit Index is located on page 5.
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ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

      On September 10, 1993, the Company signed the Stock Purchase Agreement (the "Purchase Agreement") with Hyundai Electronics Industries, Co., Ltd., Hyundai Heavy Industries Co., Ltd., Hyundai Corporation and Hyundai Marine Co., Ltd. (collectively the "Purchasers"). The transaction closed on February 3, 1994. Under the terms of the Agreement, the Purchasers invested approximately $150 million in the Company and received approximately 19.5 million shares of Class A common stock, representing a per share price of $7.70, and constituting approximately 40% of the Company's outstanding voting stock at that date.

      On September 10, 1993, the Company amended the Rights Agreement dated as of January 27, 1988 (the "Rights Agreement") by entering into an Amendment thereto. The Amendment provides that "Acquiring Person" (as defined in the Rights Agreement) shall not include, upon the closing of the acquisition of Class A Common Stock (the "Hyundai Closing") under that the Purchase Agreement, any of the Purchasers or their Affiliates, so long as (i) the Purchasers and their Affiliates continue following the Hyundai Closing collectively to hold shares of Common Stock of the Company which constitute at least twenty percent (20%) of the outstanding voting power of the Company and (ii) no material breach of Section 7.2 of the Purchase Agreement by Purchaser or any Affiliate of a Purchaser has occurred and that "Common Stock" (as defined in the Rights Agreement) when used with reference to the Company shall mean the common stock of the Company whether designated as Common Stock or Class A Common Stock. The Amendment to Rights Agreement, dated as of September 10, 1993, between the Company and the Rights Agent is Exhibit 1 hereto. The foregoing description is only a summary and is qualified in its entirety by reference to such Exhibit.

      On November 2, 1995, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Hyundai Electronics America, a California corporation ("HEA"), and Hyundai Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of HEA ("Sub"), whereby Sub will be merged with and into the Company (the "Merger"). Subject to the terms and conditions of the Merger Agreement (including, without limitation, approval by the stockholders of the Company and approval by various regulatory agencies) upon the effective time of the Merger, each share of Common Stock ("Share") of the Company outstanding (other than Shares to be canceled in accordance with Section 2.1(b) of the Merger Agreement and any Shares held by stockholders exercising appraisal rights pursuant to Section 262 of the DGCL at the effective time of the Merger) will be converted into the right to receive the Offer Price as set forth in the Merger Agreement.

      In connection with the Company's entering into the Merger Agreement, on November 2, 1995, the Company amended the Rights Agreement, as amended, by entering into an Amendment No. 2 thereto ("Amendment No. 2"). Amendment No. 2 provides that no "Distribution Date," "Stock Acquisition Date" or "Triggering Event" (each as defined in the Rights Agreement) shall be deemed to have occurred, and neither HEA nor any affiliate nor


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associate thereof shall be deemed to have become an Acquiring Person (as defined in the Rights Agreement), by reason of the Merger Agreement and the consummation of the transactions contemplated thereby. However, if after November 2, 1995, HEA or any of its subsidiaries or any of their respective directors becomes the beneficial owner of any Shares (other than by reason of the Merger Agreement or the consummation of the transactions contemplated thereby or in any transaction in conformity with the standstill provisions of the Purchase Agreement, such provision of Amendment No. 2 becomes no longer applicable. Amendment No. 2 also provides that the Rights will expire and be of no force or effect upon consummation of the Merger. Accordingly, the tender of a Share will constitute the tender of the associated Right, and no additional consideration will be paid in respect thereof.

      The specific terms of Amendment No. 2 are set forth in Amendment No. 2 to the Rights Agreement, dated as of November 2, 1995, between the Company and the Rights Agent, which is Exhibit 2 hereto. The foregoing description is only a summary and is qualified in its entirety by reference to such Exhibit.

ITEM 2.  EXHIBITS.

         Exhibit No.                          Description
         -----------                          -----------
              1         Amendment to Rights Agreement, dated as of September 10,
                        1993, between Maxtor Corporation and The First National
                        Bank of Boston, as Rights Agent.

              2         Amendment No. 2 to Rights Agreement, dated as of
                        November 2, 1995, between Maxtor Corporation and The
                        First National Bank of Boston, as Rights Agent.




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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned hereunto duly authorized.

                                        MAXTOR CORPORATION



Date:  January 5, 1996                  By: /s/ GLENN H. STEVENS
                                            --------------------
                                            Glenn H. Stevens
                                            Vice President, General Counsel and
                                            Secretary




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                                  EXHIBIT INDEX

                                                                   Sequentially
Exhibit No.                      Description                       Numbered Page
-----------                      -----------                       -------------
     1       Amendment to Rights Agreement, dated as of                  -
             September 10, 1993, between Maxtor Corporation and
             The First National Bank of Boston, as Rights Agent
             (incorporated by reference to Exhibit 4.3 to Maxtor
             Corporation's Report on Form 10-K filed on June 24,
             1994).

     2       Amendment No. 2 to Rights Agreement, dated as of            -
             November 2, 1995, between Maxtor Corporation and
             The First National Bank of Boston, as Rights Agent
             (incorporated by reference to Exhibit 6 to Maxtor
             Corporation's Schedule 14D-9 filed on November 8,
             1995).




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